Registration No. 333-115254

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kinetic Concepts, Inc.

(Exact name of registrant as specified in its charter)

Texas	74-1891727
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8023 Vantage Drive

San Antonio, Texas 78230

(210) 524-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kinetic Concepts, Inc. Management Equity Plan

(Full title of the Plan)

John T. Bibb

Senior Vice President and General Counsel

Kinetic Concepts, Inc.

8023 Vantage Drive

San Antonio, Texas 78230

(210) 524-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2, filed by Kinetic Concepts, Inc., a Texas corporation (the “Registrant”), relates to Registration Statement 333-115254 filed by the Registrant with the Securities and Exchange Commission on May 7, 2004 registering 10,667,734 shares of common stock, par value $0.001 per share (“Common Stock”), of the Registrant relating to the Kinetic Concepts, Inc. Management Equity Plan (the “Registration Statement”) (note that the preceding share number listed does not take into account corporate actions, such as stock splits, taken in the interim).

Effective as of November 4, 2011 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated July 12, 2011, among Chiron Holdings, Inc., a Delaware corporation (“Parent”), Chiron Merger Sub, Inc., a Texas corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as the continuing corporation. In connection with the Merger, all issued and outstanding Common Stock, other than certain excluded shares, converted into the right to receive cash. As a result of the Merger, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities under the Registration Statement which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Time, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 18th day of November 2011.

KINETIC CONCEPTS, INC.

By:	/s/ John T. Bibb
Name: John T. Bibb
Title: Senior Vice President and General Counsel

Note: no other person is required to sign this post-effective amendment to the Registration Statement on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.